EXHIBIT 99.2

May 1, 2012

Dear Shareholders,

In June 2011, we announced the Ruger Million Gun Challenge to Benefit the NRA.  Through the Challenge, we set an ambitious goal of being the first company to build and ship one million firearms in one year.  We were hoping to inspire our consumers, retailers, independent wholesale distributors and employees to help the Company achieve this historic milestone during the year between NRA Annual meetings in 2011 and 2012.  We actually achieved the goal in calendar 2011, three months early.  In 2011 we manufactured and shipped more than 1.1 million firearms.  And for the year between NRA meetings, the original Challenge period, we shipped 1,253,700 firearms.  We made history!

Results

Achieving this historic milestone resulted in net sales of $328.8 million and earnings of $2.12 per share in 2011, compared with sales of $255 million and earnings of $1.48 per share in 2010.

The first quarter of 2012 was also strong, with net sales of $112.3 million and earnings of 81¢ per share, compared with net sales of $75.4 million and earnings of 42¢ per share in the first quarter of 2011.

Market Conditions

Overall consumer demand for firearms was strong throughout 2011, and increased approximately 14% from 2010 to 20111.  The strongest demand was for handguns, especially handguns appropriate for self-defense.  Many other market segments also appeared to do well, including revolvers, bolt-action rifles and semi-automatic rifles. We believe, however, that the market for shotguns remained relatively weak, and we discontinued our limited shotgun product offering at the end of 2011.

The estimated unit sell-through of our products from the independent wholesale distributors to retailers in 2011 increased by 20% from 2010.  Because this 20% growth exceeded the 14% increase in adjusted NICS background checks during 2011, we believe we gained market share in 2011.

__________________

Estimate based on the trend in National Instant Criminal Background Check System background checks  (NICS), as adjusted by the National Shooting Sports Foundation (NSSF) to eliminate background checks associated with permit applications and renewals rather than firearms sales.

11

During the first quarter of 2012, the estimated unit sell-through of our products from the independent wholesale distributors to retailers increased 62% from the first quarter of 2011, while adjusted NICS background checks increased 23% over the same period.

During this same three-month period, we received orders from the independent wholesale distributors for 1.2 million units.  With our unit backlog by mid-March 2012 greater than the total number of units we manufactured in 2011, we concluded it would be imprudent to keep accepting orders, and we temporarily suspended the acceptance of new orders through May 2012.

New product introductions are an important driver of demand.  In 2011, we launched the LC9, SR1911 and SR40c semi-automatic pistols, the Single Ten single-action revolver, the SP101 double-action revolver in .22 LR, and the Gunsite Scout Rifle.  Year-to-date in 2012 we have launched the SR22 and 22/45 Lite pistols, the Ruger American Rifle and the 10/22 Take Down rifle.  New product introductions2 resulted in sales of $98.6 million or approximately 30% of sales for 2011 and sales of $40.8 million in Q1 of 2012 or approximately 37% of sales for the quarter.

We remain committed to developing and introducing innovative new products in growth segments of our market. This is first of the two core elements of our strategy.

Manufacturing

During 2010, we varied production rates frequently as we tried to closely match production rates to the estimated unit sell-through of our products from the independent wholesale distributors to retailers.  This resulted in fewer units produced in 2010 than in 2009, and only modest increases in finished goods inventory levels at Ruger and at the independent distributors.

Looking back, we feel that our first quarter 2011 sales might have been higher had we acted on the opportunity to build finished goods inventory during the summer of 2010.  During mid-2010, demand was light and at the time it seemed prudent to match production rates as closely as practical to distributor sell-through.  When distributor demand increased rapidly in the latter part of the fourth quarter of 2010 and the first quarter of 2011, we increased production rates significantly, but were unable to increase production rates enough to completely meet demand.

In 2011, we changed production rates less frequently in a more deliberate effort to “level load” production.  The intention of this planned change in production rates was to build finished goods inventory during the period when we expected lower demand (typically from late second quarter through early fourth quarter) so that we would have more finished goods inventory available to ship when we expected greater demand (typically the end of the fourth quarter and the first quarter).  The idea was that this inventory build would reduce the amount of capital equipment needed to meet peak demand and enhance our sales opportunities during the next peak period.

We were relatively successful at level-loading production in 2011 for mature products and we added capacity for most new product introductions.  As a result, we increased our unit production in 2011 by 23% from 2010.

__________________

New product sales include only those major new products that were introduced with the past 24 months.

During the first quarter of 2012, we increased unit production by 57% from the first quarter of 2011, and by 25% from the fourth quarter of 2011.

Our implementation of lean methodologies in all areas of our business continues, and we are hopeful of further improvements in the years to come that will free up assets (cash, people, space and capacity) that we can invest in top-line growth.  This is the second of the two core elements of our strategy.

Liquidity, Capital Expenditures, and our Dividend Practice

2011 was a good year in terms of cash flow, as $57.4 million of cash was generated from operations.  The first quarter of 2012 also had strong cash flow, with $21.8 million generated from operations.  As a result, our balance sheet remains very healthy, with approximately $96 million in cash and equivalents and no debt.  Additionally, our accounts receivable balance is 96% current.

In 2011, capital expenditures totaled $22.1 million.  Of this amount, approximately 70% was for new products.  The remaining capital was deployed primarily to maintain and upgrade older manufacturing equipment and to support our facilities.  Our depreciation in 2011 was approximately $12 million, so we had about $10 million of capital expenditures in excess of depreciation. This $10 million represented only a 7% increase in our gross Plant, Property and Equipment and, combined with our lean efforts, helped us achieve the 23% increase in unit production in 2011 compared to 2010.

We expect to invest approximately $20 million for capital expenditures during 2012.  During the first quarter of 2012, we invested $3.0 million, much of it related to tooling and equipment for new products.

During the first quarter of 2012, our finished goods inventory decreased to 12,800 units, valued at $2.7 million, and remains well below optimal levels to support rapid order fulfillment.  We anticipate that our finished goods inventory could increase by as much as $15 million from the current level if we could attain the desired level of finished goods inventory.

During the past 12 months, Ruger paid dividends totaling $9 million to our shareholders based on our 2011 results of operations.  Our dividend practice bears some explanation because it is uncommon, but we think it benefits our shareholders and protects Ruger from issuing dividends disproportionate to our earnings during periods of rapidly changing market conditions.  Our quarterly dividends are based on a percentage of earnings each quarter and therefore the amount paid varies every quarter. We feel that this approach benefits our shareholders as it tracks our performance from quarter to quarter, allowing the dividend to better reflect our results than a fixed dividend amount per share.

On February 22, 2012 we announced that we were increasing the percentage of earnings to be paid out as dividends by 67%, effective with the dividend paid on March 23, 2012.  That dividend was approximately 40% of net income for the previous quarter.   This decision was based on our analysis of 2011 results that indicated we could fund our high rate of organic growth, including both working capital and capital equipment and tooling expenditures, and fund our dividend while still growing our cash reserves.

During the first quarter of 2011, Ruger repurchased 133,400 shares of its common stock for $2.0 million in the open market.  The average price per share repurchased was $14.94.  These repurchases were funded with cash on hand.  At the end of the first quarter of 2012, $8.0 million remains authorized and available for share repurchases and 19.1 million shares remain outstanding.  We believe that stock repurchases are attractive to the Company when the stock is trading at price-to-earnings multiples that are below historical averages for the Company and the Company has cash on hand.

Ruger has financed its growth, its investment in capital equipment and new product development, its share repurchases, and its dividends with cash from operations, all while increasing our cash and equivalents by $23.4 million over the last 12 months.

Summary

I am optimistic about the opportunities for Ruger to grow and prosper.  Ruger has a popular brand, a strong balance sheet, hard-working dedicated employees and an experienced and engaged Board of Directors. We have a simple but effective strategy: to use new product introductions to spur demand and to adopt lean methodologies throughout the business to enable us to fulfill that demand more efficiently.

We have made significant progress in improving the sales and earnings of Ruger.  This effort to improve the fundamentals of our business and to broaden our product line into growth segments will be ongoing and the road may not always be smooth, especially given the many economic and political factors that may affect our industry, but we anticipate the execution of our strategy will continue to deliver enhanced shareholder value over time.

         Michael O. Fifer

         Chief Executive Officer

Certain information relating to projection of the Company’s future results is forward-looking and involves risks, uncertainties and assumptions that could cause actual future results to materially differ from the forward-looking information.  A discussion of some of the factors that individually or in the aggregate we believe could make our actual future results differ materially from such projections can be found under Item 1A Risk Factors in our Annual Report on Form 10-K filed with the SEC in February 2012. Our quarterly and annual SEC filings are available on the internet at www.sec.gov and www.ruger.com/corporate/.